                                                            Exhibit 10.18(a)(1)

                             CONTRIBUTION AGREEMENT

                                  by and among

                              TRUST LEASING, INC.,

                             TRUST MANAGEMENT INC.,

                            PHILLIP H. McNEILL, SR.,

                       CROSSROADS/MEMPHIS COMPANY, L.L.C.

                                      and

                      CROSSROADS/MEMPHIS PARTNERSHIP, L.P.


                                  Dated As Of

                                October 4, 1996

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
I.  TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    -----------
  1.1.  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.2.  Admission to Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.3.  Contributions to the Capital of the Partnership . . . . . . . . . . . . . . . . .    2
  1.4.  Liabilities Assumed and Liabilities Excluded  . . . . . . . . . . . . . . . . . .    3
   1.4.1.  Liabilities Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
   1.4.2.  Excluded Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  1.5.  Transfer Taxes and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  1.6.  Expenses of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  1.7.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  1.8.  Closing Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

II.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     ------------------------------
  2.1.  Representations and Warranties of Companies . . . . . . . . . . . . . . . . . . .   12
   2 1.1.  Organizational Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
   2.1.2.  Authorization and Effect of Agreement  . . . . . . . . . . . . . . . . . . . .   14
   2.1.3.  No Restrictions Against Transfer of Companies' Assets  . . . . . . . . . . . .   14
   2.1.4.  Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.1.5.  Litigation; Decrees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.1.6.  Contract Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   2.1.7.  No Brokerage or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . .   16
   2.1.8.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   2.1.9.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
   2.1.10. Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
   2.1.11. Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   2.1.12. Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   2.1.13. Conduct of the Hotels  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   2.1.14.  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
   2.1.15.  Employee Benefit Plans, Programs or Arrangements  . . . . . . . . . . . . . .   26
   2.1.16.  Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
   2.1.17.  Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  2.2.  Representations and Warranties of Crossroads  . . . . . . . . . . . . . . . . . .   30
   2.2.1.  Organizational Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   2.2.2.  Authorization and Effect of Agreement  . . . . . . . . . . . . . . . . . . . .   31
   2.2.3.  No Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

III.  COVENANTS PENDING CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      -------------------------
  3.1.  Investigation by Crossroads . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  3.2.  No Announcement/Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .   33
  3.3.  Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  3.4.  Operation of the Hotels . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  3.5.  Satisfaction of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  3.6.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

IV.  THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     -----------
  4.1.  Conditions Precedent to Obligations of Crossroads and Companies . . . . . . . . .   36
  4.2.  Additional Conditions Precedent to Obligations of Crossroads  . . . . . . . . . .   37

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
   4.2.1.  No Material Misrepresentation or Breach  . . . . . . . . . . . . . . . . . . .   38
   4.2.2.  Transfer Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
   4.2.3.  Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
   4.2.4.  Amendments to Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
   4.2.5.  Additional Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  4.3.  Additional Conditions Precedent to Obligations of Companies . . . . . . . . . . .   42
   4.3.1.  No Material Misrepresentation or Breach  . . . . . . . . . . . . . . . . . . .   42
   4.3.2.  Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
   4.3.3.  Crossroads Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
  4.4.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

V.  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    ----------------------------
  5.1.  Survival; Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  5.2.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  5.3.  Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

VI.  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     ------------------------
  6.1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
  6.2.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
  6.3.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
  6.4.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
  6.5.  Amendments, Supplement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  6.6.  Rights of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  6.7.  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  6.8.  Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  6.9.  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
  6.10. Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
  6.11. Titles and Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
  6.12.  Certain Interpretive Matters and Definitions . . . . . . . . . . . . . . . . . .   55
  6.13.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
  6.14.  Joint and Several  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
  6.15.  Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
  6.16.  Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
  6.17.  Risk of Loss/Insurance/Condemnation  . . . . . . . . . . . . . . . . . . . . . .   57

VII.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
      -----------

Exhibits
--------
Exhibit A      Amended and Restated Agreement of Limited Partnership
Exhibit B      Matters to be Covered by Opinion of Bogatin Law Firm
Exhibit C      Matters to be Covered by Opinion of Jones, Day, Reavis & Pogue


Schedules
---------

Schedule 1.3.1(b)         Companies' Assets and Hotels
Schedule 2.1.1(a)         Jurisdictions Where Companies Qualified to do Business
Schedule 2.1.1(c)         Shareholders of Companies
Schedule 2.1.3            Approvals, Consents for Companies
Schedule 2.1.4            Compliance with Laws
Schedule 2.1.8            Environmental Matters
Schedule 2.1.10(a)        Real Property - Exceptions
Schedule 2.1.10(b)        Real Property - Flood Plain
Schedule 2.1.11           Intellectual Property
Schedule 2.1.12           Financial Statements
Schedule 2.1.14           Insurance
Schedule 2.1.15           Employee Benefits
Schedule 2.1.16           Labor Relations
Schedule 2.2.3            Approvals, Consents for Crossroads, Partnership

                             CONTRIBUTION AGREEMENT



                 THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into this 4th day of October, 1996 by and among CROSSROADS/MEMPHIS COMPANY, L.L.C., a Delaware limited liability company ("Crossroads"), CROSSROADS MEMPHIS PARTNERSHIP, L.P. a Delaware limited partnership (the "Partnership"), TRUST LEASING, INC., a Tennessee corporation and TRUST MANAGEMENT INC., a Tennessee corporation (collectively, the "Companies") and PHILLIP H. MCNEILL, SR., an individual resident of the State of Tennessee ("McNeill").

                                  WITNESSETH:

                 WHEREAS, the Companies and Crossroads engage in the business of leasing and managing various hotel properties; and

                 WHEREAS, McNeill owns a majority of the issued and outstanding shares of capital stock of the Companies; and

                 WHEREAS, the Companies and Crossroads desire to conduct certain of their hotel leasing and management business through the Partnership, as more fully described herein; and

                 WHEREAS, the Companies and Crossroads desire to contribute certain assets to the Partnership upon the terms and subject to the conditions set forth herein,

                 NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, hereby agree as follows:

                                I.  TRANSACTION.

                 1.1. Defined Terms. Certain capitalized terms used herein shall have the meanings given to such terms in Article VII hereof.

                 1.2. Admission to Partnership. On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Companies and Crossroads will execute (or cause to be executed), an Amended and Restated Agreement of Limited Partnership, substantially in the form attached hereto as Exhibit A (the "Partnership Agreement"), pursuant to which the Companies will be admitted as limited partners of the Partnership. In addition, at the Closing the Partnership and the Companies will execute a Redemption and Stock Exchange Agreement, substantially in the form attached to the Partnership Agreement as Exhibit C thereto (the "Exchange Agreement").

                 1.3.  Contributions to the Capital of the Partnership.

                 (a) On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Crossroads will (or will cause Crossroads Hospitality Company, L.L.C. to) transfer, assign, deliver and contribute to the Partnership, free and clear of any and all Liens, 1,957,895 shares of Common Stock of Interstate Hotels Company (the "Crossroads Contribution").

                 (b) On the terms and subject to the conditions hereof, at the Closing, the Companies will transfer, assign, deliver and contribute to the Partnership free and clear of any and all Liens, the management agreements, hotel leases ("Hotel Leases"), service contracts, Franchise Agreements and other agreements (collectively, "Contracts"), the inventory, utility bonds, cash (to the extent contemplated in Section 1.8 hereof), accounts receivable and the other assets listed on Schedule 1.3(b) attached hereto (such other assets together with the Contracts being collectively referred to as, the "Companies' Assets") related to those certain hotels listed on Schedule 1.3(b) ("Hotels").

                 1.4.  Liabilities Assumed and Liabilities Excluded

                          1.4.1.  Liabilities Assumed.  On the terms and
subject to the conditions hereof, at the Closing the Companies will transfer to the Partnership and the Partnership will assume and agree to satisfy or perform when due the Assumed Liabilities.

       1.4.2. Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the

Partnership will assume and agree to satisfy or perform only the Assumed Liabilities, and shall not assume or be obligated to satisfy or perform any other liability, obligation or commitment of the Companies of whatever nature, whether absolute or contingent, direct or indirect, or currently existing or arising hereafter. All such other liabilities, obligations and commitments shall be retained by and remain liabilities, obligations and commitments of the Companies (collectively, "Excluded Liabilities"). Without limitation of the foregoing, Excluded Liabilities shall include, without limitation, the following:

                 (a) Contingent and Other Claims and Liabilities. Any contingent or unknown claim against or liability or obligation of Companies.

                 (b) Indebtedness. Any liability or obligation of Companies in favor of any person, partnership, corporation or other business entity other than the Assumed Liabilities.

                 (c) Taxes. Any present or future liability or obligation of Companies for taxes of any kind or nature whatsoever, whether federal, state or local, including without limitation, taxes on capital gains or the income of the Companies, any franchise or doing business type taxes, or any employment or payroll withholding taxes, together with any interest, penalties and/or fines associated therewith.

                 (d) Litigation. Any liability or obligation of Companies in connection with any litigation (whether legal, administrative or otherwise) or alternative dispute resolution mechanism pending or threatened including any liability, obligation to arbitrate, claims, grievances or causes of action under any collective bargaining agreement of Companies.

                 (e) Severance Obligations. Any liability or obligation of Companies to its employees, whether arising by contract, by any plan or program or pursuant to any Law, including, without limitation, the Worker Adjustment and Retraining Notification Act ("WARN"), for severance or similar pay.

                 (f) Employee Benefits. Any liabilities or obligations relating to employee benefits or compensation arrangements including, without limitation, any liabilities or obligations for any retiree medical or other welfare benefits, or liabilities or obligations under any of Companies' employee benefit plans, programs or arrangements, including without limitation, those under health plan continuation coverage arising under a federal law commonly known as "COBRA" or any similar state law or arising under WARN.

                 (g) Contracts. Any liabilities, obligations or commitments of Companies arising under any contracts (including, without limitation, any liability for past practices or liabilities under any union agreement), agreements or commitments, other than the Assumed Liabilities.

                 (h) Environmental. Any and all liabilities, damages, losses or expenses (including, without limitation, reasonable counsel fees and expenses), resulting from, arising out of or in any way connected with any Environmental Liability.

                 1.5. Transfer Taxes and Fees. All sales and use, stamp, transfer, documentary or other ad valorem taxes imposed by any governmental taxing authority or any other taxing authority (excluding, however, taxes on capital gains or income) as a result of the transfer, assignment, delivery or contribution of the Crossroads Contribution and the Companies' Assets hereunder ("Transfer Taxes") shall be allocated and shared fifty percent (50%) by Crossroads and fifty percent (50%) by the Companies.

                 1.6. Expenses of Transaction. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses incurred in connection with entering into this Agreement and consummating the transactions contemplated herein including without limitation, all fees of counsel, accountants and consultants; provided, however, that (a) all costs charged by the holder of any Lien on the Crossroads Contribution or the Companies' Assets shall be paid by Crossroads or the Companies, respectively, as its sole cost and obligation, (b) the Companies shall be solely responsible for all fees and costs owing to Smith

Barney, Inc. in connection with the transactions contemplated hereby, (c) Crossroads and the Companies will each pay fifty percent (50%) of any out-of-pocket expenses incurred to obtain a transfer or assignment of any franchises, licenses or permits necessitated by the transactions contemplated by this Agreement, (d) Companies shall be solely responsible for any and all fees to be paid under the HSR Act and (e) notwithstanding anything contained herein to the contrary, neither Crossroads nor the Partnership shall have any responsibility for any and all costs or expenses associated with any property improvement program imposed and/or required as a result of the transactions contemplated hereby and by the Master Agreement, which costs and expenses shall be the sole responsibility of Equity Inns Partnership, L.P. or Equity Inns, Inc. ("ENNS").

                 1.7. Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the transactions contemplated hereby (the "Closing") will take place on November 1, 1996 or such other date as agreed to by the parties (the "Closing Date"). The Closing will take place at 10:00 a.m., E.S.T. on the Closing Date at the offices of Jones, Day, Reavis & Pogue at 500 Grant Street, Pittsburgh, Pennsylvania.

                 1.8. Closing Prorations. (a) The following matters and items pertaining to the Hotels shall be apportioned between the Companies and the Partnership or, where applicable, credited in total to or the sole responsibility of a particular party, as of the Cutoff Time. To the extent known at Closing, net credits in favor of Partnership shall be contributed to the Partnership by the Companies in cash at Closing and net credits in favor of Companies shall be paid in cash at the Closing. Unless otherwise indicated below, Partnership shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Cutoff Time (whether or not due, owing or delinquent as of the Cutoff Time), and Companies shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Cutoff Time:

                 (i) Guest Ledger Receivables; Food and Beverage Receivables. Guest Ledger Receivables shall be prorated between Partnership and Companies. Companies shall receive a credit for all Guest Ledger Receivables for all room nights up to but not including the room night during which the Cutoff Time occurs, and Partnership shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Cutoff Time. Companies and Partnership shall each receive a credit equal to one-half of the amount of Guest Ledger Receivables for the full room night during which the Cutoff Time occurs. All restaurant and bar facilities will be deemed closed as of the Cutoff Time and Companies shall receive the income from the same until the Cutoff Time.

                 (ii) Contracts. Any amounts prepaid or payable under any Contracts, including, without limitation, base rent under each Hotel Lease. All amounts known to be due under Contracts with reference to periods prior to the Closing Date shall be paid by Companies. Percentage rents shall be adjusted based on the last full reporting period under the applicable Hotel Lease. Any amounts not known at the Closing will be part of the post-closing adjustments contemplated in Section 1.8(c).

                 (iii)  Bookings.   Partnership shall receive a credit for
advance payments, if any, under Bookings to the extent the Bookings relate to a period after the Cutoff Time.

                 (iv)  Prepaid Expenses.   Companies shall received a credit
for any and all expenses prepaid as of the Closing which will be assigned or contributed to the Partnership and ensure to the benefit of the Partnership after the Closing.

                 (v) Petty Cash Funds and House Banks. Partnership shall receive and Companies shall contribute to Partnership as part of the Companies' Assets all petty cash funds and cash in house banks at 100% of face value at the Cutoff Time.

                 (vi) Security Deposits. Partnership shall be entitled to a credit for all security and other deposits held by Companies as of the Cutoff Time with respect to Contracts.

         (b) Receivables. The receivables (including, without limitation, commission vending machines) of the Companies shall be included in the Companies' Assets and the Partnership shall collect them for its own account. In the event that the amounts actually collected the the Partnership on account of such receivables is less than the amount paid by the Partnership on account of the Accounts Payable, Companies shall make a cash contribution to the Partnership in the amount of such shortfall in accordance with Section 1.8(c) hereof. In the event the amounts actually collected by the Partnership on account of such receivables exceeds the amounts paid by the Partnership on account of the Accounts Payable, the Partnership shall pay such excess to the Companies in accordance with Section 1.8(c).

         (c)     Closing Statement.

                 (i) Partnership shall cause its accounting staff ("Partnership's Accountants") to make such inventories, examinations and audits of the Hotels, and of the books and records of the Hotels, as Partnership's Accountants may deem necessary to make the adjustments and prorations required under this Section 1.8, or under any other provisions of this Agreement. Companies or their designated representatives may be present at such inventories, examinations and audits of the Hotels. Based upon such audits and inventories, Partnership's Accountants will prepare and deliver to the parties no later than five (5) days prior to the Closing Date an estimated closing statement (the "Closing Statement"). The Closing Statement shall contain Partnership's best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement. The Closing Statement shall be subject to Companies' review and approval, not to be unreasonably withheld or denied. The parties shall attempt in good faith to reconcile any differences before Closing. The amounts set forth on the Closing Statement, as reviewed, approved and/or adjusted, shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing.

                 (ii) Within one hundred eighty (180) days following the Closing Date, Partnership's Accountants shall deliver a final report to Companies setting forth their final determination of all items to be included on the Closing Statement. In the event that, at any time within said 180-day period, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom or which were included on the Closing Statement but which need further adjustment, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made beyond twelve
(12) months after the Closing Date.

                 (iii) The Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, unless within thirty (30) days after receipt by Companies of the final Closing Statement Companies notifies Partnership that it disputes the Closing Statement, and specifies in reasonable detail the items and reasons that it so disputes. The parties shall attempt to resolve such dispute. If such dispute is not resolved within forty-five (45) days after delivery of the original notice by Buyer, then the parties shall submit such dispute to Coopers & Lybrand ("Outside Accountants") and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Partnership and Companies.


                      II.  REPRESENTATIONS AND WARRANTIES.

                 2.1. Representations and Warranties of Companies and McNeill. The Companies and McNeill hereby, jointly and severally, represent and warrant to Crossroads as follows:

                 2.1.1. Organizational Matters. (a) Each of Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on their respective business as presently conducted by it. Each of the Companies is duly qualified to do business as a foreign corporation under the laws of the jurisdictions listed on Schedule 2.1.1 (a), which are the only jurisdictions where such qualification is necessary or required to operate its assets and/or conduct its business.

                          (b)     Companies own the Companies' Assets free and
clear of any Liens. Companies will transfer to the Partnership good and marketable title to the Companies' Assets upon the delivery of the title documents contemplated in this Agreement. The Companies' Assets are the only assets of the Companies.

                          (c)     The persons listed on Schedule 2.1.1 (c) are
the only shareholders of the Companies and own the number of shares in the Companies listed opposite their names on Schedule 2.1.1 (c). McNeill has the requisite power and capacity to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery of this Agreement by McNeill and the performance by McNeill of the transactions contemplated hereby have been duly authorized by all necessary action on the part of McNeill. This Agreement has been duly executed and delivered by McNeill and constitutes a valid and binding obligation of McNeill enforceable in accordance with its terms.

                 2.1.2. Authorization and Effect of Agreement. Companies have the requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Companies. The execution and delivery by Companies of this Agreement and the performance by Companies of the transactions contemplated hereby to be performed by Companies have been duly authorized by all necessary corporate action on the part of Companies. This Agreement has been duly executed and delivered by Companies and, assuming the due execution and delivery of this Agreement by Crossroads and the Partnership, constitutes a valid and binding obligation of Companies enforceable in accordance with its terms.

                 2.1.3. No Restrictions Against Transfer of Companies' Assets. The execution and delivery of this Agreement by Companies and McNeill, and the performance by Companies and/or McNeill of the transactions contemplated hereby to be performed by them or him will not violate any law, rule, regulation, judgment, order or decree applicable to them or him or conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any provision of the organizational documents of Companies or any agreement, contract, lease, or other instrument or obligation included in any of the Companies' Assets or Permit listed or required to be listed on any Schedule, other than any such conflicts, violations or defaults as are listed or described on Schedule 2.1.3. consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Authority or other entity, domestic or foreign, or any other third party is required to be obtained or made by or with respect to Companies or McNeill in connection with the execution and delivery of this Agreement by Companies or McNeill or the performance by Companies or McNeill of the transactions contemplated hereby to be performed by him or them, except for such of the foregoing as are listed or described on Schedule 2.1.3.

                 2.1.4. Compliance With Laws. Without limiting the representations and warranties set forth in Section 2.1.9 or 2.1.12, and except as listed or described on Schedule 2.1.4, Companies are not in material violation of any Laws in the operation of the Hotels.

                 2.1.5. Litigation; Decrees. Without limiting the representations and warranties set forth in Section 2.1.9 or 2.1.12, there are no lawsuits, claims, administrative or other proceedings relating to the conduct of the Companies' Assets or the Hotels pending or, to the knowledge of Companies or McNeill after due investigation, threatened in writing, against or affecting Companies which, if determined adversely, would have a material adverse effect on the Companies' Assets or the Hotels. Companies are not in default under any judgment, order or decree of any Governmental Authority applicable to the operation or conduct of the Hotels or the Companies' Assets.

                 2.1.6. Contract Rights. Each of the Contracts included in the Companies' Assets is a valid and binding obligation of each of the parties thereto and is in full force and effect. Each of the parties to the Contracts included in the Companies' Assets has performed all obligations required to be performed by it through the Closing Date under such Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. Companies have delivered to Crossroads true, correct and complete copies of such Contracts.

                 2.1.7. No Brokerage or Finder's Fees. Neither Companies nor NcNeill have incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, except any fees owing to Smith Barney, Inc. for which Companies will be solely responsible.

                 2.1.8. Environmental Matters. Without limiting the representations or warranties contained elsewhere herein:

                          (a)     To the best of Companies' and McNeill's
knowledge after due investigation, Schedule 2.1.8 sets forth a list of all proceedings and alleged claims related to the ownership, leasing and/or operation of the Hotels which Companies are or in the last five (5) years have been a party before any Governmental Authority relating to pollution or protection of the environment and human health and safety, the disposition of which may result in (i) liability against Companies for any amount for penalties, fines, damages, monitoring, maintenance of wells, testing, investigation, sampling, response, remedial or inspection costs or other monetary relief; (ii) the making of a capital expenditure in any amount; or (iii) in the impairment of the utility of or the diminution in any amount in value of the Companies' Assets or the Hotels for the purposes for which such Companies' Assets or the Hotels are presently being used and operated.

                          (b)     Except as disclosed in Schedule 2.1.8,
neither the Companies nor McNeill have received notice of, nor have reason to believe there exists, any threatened proceedings, claims or allegations of the nature described in Section 2.1.8(a) and neither the Companies nor McNeill are aware of facts that, with the passage of time or otherwise, could lead to proceedings of the nature described in Section 2.1.8(a).

                          (c)     Except as to matters described in Schedule
2.1.8, and to the best of Companies' and McNeill's knowledge after due investigation, Companies are and have always been in compliance in all respects with all applicable Environmental Laws applicable to themselves and with respect to the respective property, activities and/or operations of the Companies' Assets and the Hotels.

                          (d)     There are no asserted claims nor any bases
for any claims that Companies are in violation and/or breach of or have liability under any Environmental Laws with respect to the ownership, management and/or operation of the Companies' Assets or the Hotels.

                          (e)     Except as set forth on Schedule 2.1.8, in
connection with the ownership, management and/or operation of the Companies' Assets or the Hotels, to the best of McNeill's and the Companies' knowledge after due investigation, Companies have obtained and complied with and kept in effect all Permits (which are listed on Schedule 2.1.8(h)) and other approvals necessary to operate the Hotels or to store, dispose of and otherwise handle any Hazardous Substances and/or wastes and Companies has reported, to the extent required by Environmental Laws, all past and present sites owned, operated or used by Companies in connection with the ownership, leasing and/or operation of the Companies' Assets or the Hotels where Hazardous Substances and/or wastes have been treated, stored or disposed of. Companies and NcNeill represent that the Companies have not spilled, discharged, released, stored, or disposed of any Hazardous Substances or wastes in violation of any Environmental Laws.

                          (f)     Except as set forth in Schedule 2.1.8, and in
connection with the ownership, leasing, management and/or operation of the Companies' Assets or the Hotels, and to the best of the Companies' and McNeill's knowledge after due investigation, there is no Contamination at any on-site or off-site location to which Companies have transported Hazardous Substances, or arranged for the transportation of Hazardous Substances, or at which any Hazardous Substances for which the Companies may reasonably be expected to have liability have been deposited and/or disposed of. In addition, except as disclosed on Schedule 2.1.8, no such on-site or off-site location is the subject of any enforcement actions or other investigations by any Governmental Authority or other third party that may lead to claims against Companies or Partnership for clean-up costs, investigation, remedial work, damages to natural resources or property, or for personal injury claims.

                          (g)     Except as otherwise disclosed on Schedule

2.1.8:

                                  (i)      Neither Companies nor McNeill have
received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliance notice or claim with respect to the presence of Contamination or any Hazardous Substance, in, on, under or about any property owned, leased, subleased or occupied by Companies or used in the Hotels or the threat of migration of Contamination or any Hazardous

Substances onto, at, into or under any property owned or occupied by a third party which contamination or Hazardous Substance originated at sites or facilities currently or previously owned, operated, leased, subleased or used by Companies;

                                  (ii)  Neither Companies nor McNeill have
received any request nor, to the best of their knowledge, do they have reason to believe there is a basis for any information, notice, demand letter or inquiry from a Governmental Authority or other third-party concerning Contamination or threatened Contamination at any off-site location or locations to which Companies transported or arranged for the transportation of Hazardous Substances during Companies operation and/or ownership or leasing of the Companies' Assets or the Hotels.

                                  (iii)  Except as disclosed on Schedule 2.1.8
and to the best of Companies' or McNeill's knowledge after due investigation, no Contamination exists at, in or under any of the Hotels or structures at any site and/or facility currently or formerly owned, operated, leased, subleased or used by Companies; and

                                  (iv)  Except as set forth on Schedule 2.1.8
and to the best of Companies' or McNeill's knowledge after due investigation, there are no underground storage tanks, above-ground storage tanks or subsurface structures, or any containment vessel, located on any of the Hotels.

                          (h)     To the best of Companies' and McNeill's
knowledge after due investigation, Companies have all Permits required by Environmental Laws including, without limitation, those related to occupational health and safety in the ownership, leasing, management, subleasing and/or operation of the Companies' Assets and the Hotels. Schedule 2.1.8(h) contains a listing of all Permits held by Companies required by Environmental Laws.

                 2.1.9. Taxes. With respect to the Companies' Assets and the Hotels, Companies have filed or caused to be filed (on a timely basis) any and all returns, reports, statements, declarations, schedules, notices, certificates or other documents ("Tax Returns") filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any tax, lien, assessment, impost, toll duty, deficiency, fee or related amount imposed or assessed ("Taxes") by any Governmental Authority ("Tax Authority") that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to the requirements of each Tax Authority with jurisdiction over them or their assets. Companies have paid, or made provision for the payment of, all Taxes, which are, may be or become a lien on the Companies' Assets or the Hotels, as reflected on such Tax Returns, or otherwise, or pursuant to any assessment received by Companies, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided. There exists no proposed tax assessment against Companies related to the ownership or operation of the Companies' Assets or the Hotels. All Taxes that Companies are or were required by any requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body.

                 2.1.10. Real Property. Companies and McNeill have previously furnished to Crossroads copies of all deeds and recorded instruments in the possession of Companies and McNeill related to the Hotels and copies of all opinions, abstracts, environmental reports, structural or other engineering reports, title policies and surveys in the possession of Companies and McNeill relating to the Hotels. The Hotels are the only real property owned or leased by Companies and used in connection with the Companies' Assets. The Hotels are not subject to any rights of way, easements, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except such as are listed in Schedule 2.1.10(a) or those which would not materially interfere with the current use and/or ownership and/or operation of the Hotels. All of the Hotels are in safe condition and operating repair and comply in all material respects with all applicable ordinances, codes, regulations and building and other Laws applicable thereto. The present use of the Hotels is in compliance with all zoning classifications except for noncompliance which would not have a material adverse effect on the ownership and/or operation of the Hotels. The Hotels are each currently serviced by a community sewage system. The Hotels are situated on properly subdivided parcels of property. All buildings and other improvements constituting the Hotels are within the record property lines. Except as set forth in Schedule 2.1.10(b), no portion of the Hotels are located in a flood plain or consists of any wetlands. To the extent any of the Hotels are located in a flood plain, Companies have adequate flood insurance for such Hotels. Neither McNeill nor Companies have received any notice of any increase in real estate assessments affecting the Hotels. Neither McNeill nor Companies have received notice of any assessment for public improvement and have no knowledge of any pending assessment, including, without limitation, assessments for business improvement districts, transportation districts or utility services affecting the Hotels. There are no pending or, to the best of Companies' and McNeill's knowledge, threatened condemnation or eminent domain proceedings which affect or would affect the Hotels or any portion thereof. The Hotels (including, without limitation, any buildings or improvements thereof) are in material compliance with all Laws, including, without limitation, the Americans with Disabilities Act, as the same may be amended and any and all regulations promulgated thereunder ("ADA"). All easements, utilities and related services necessary for the permanent and efficient use and operation of the Hotels for their present purposes (including potable water, storm and sanitary sewer, gas, electric and telephone facilities) have been completed, paid for in full and are presently available to the occupants thereof.

                 2.1.11. Intellectual Property. (a) Companies use no trademarks, servicemarks, patents, know-how or other intellectual property (collectively, "Intellectual Property") in connection with operation of the Hotels, except as set forth on Schedule 2.1.11 attached hereto. The right to use the Intellectual Property as currently used by Companies is included with the Companies' Assets.

                 (b) Schedule 2.1.11 is an accurate and complete listing and summary of all Intellectual Property. The Companies are the owners or lessees of all right, title and interest in and to all of the Intellectual Property free and clear of all Liens; the Intellectual Property has been registered and is currently in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date; no part of the Intellectual Property has been or is now involved in any opposition, invalidation or cancellation proceeding nor, to the best of Companies' and McNeill's knowledge after due investigation, is any such action threatened with respect to any of the Intellectual Property; neither Companies nor McNeill are aware of any potentially interfering intellectual property of any third party; and no part of the Intellectual Property is infringed or has been challenged or threatened in any way. None of the Intellectual Property used by Companies infringe or are alleged to infringe any intellectual property of any third party.

                 2.1.12.  Financial Statements.  (a) Attached as Schedule
2.1.12 is a list and description of the financial information delivered to IHC, New Lessee and Partnership (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied and are true, accurate and complete in all material respects.

                 (b) There are no liabilities arising out of the conduct of the Hotels which are not set forth or reflected in the Financial Statements, except (i) liabilities which, in accordance with GAAP, were not required to be set forth therein, or (ii) liabilities or obligations arising after the Financial Statements in the ordinary course of business of the Hotels.

                 2.1.13. Conduct of the Hotels. Except as a result of matters relating to this Agreement, since December 31, 1995 (or such date as such Hotel has initially leased and/or managed by the Companies) the Hotels have been operated in the ordinary course of business, the Companies have not taken any action which would have constituted a violation of Section 3.4 if Section 3.4 had applied to Companies since December 31, 1995, and there has not been any material adverse change in any of the Hotels or the financial condition or results of operations of any of the Hotels.

                          2.1.14.  Insurance.  Set forth on Schedule 2.1.14 is
a list of all material casualty, liability and other insurance maintained by Companies. Except as set forth on Schedule 2.1.14, all such insurance is in full force and effect on the date hereof. Companies have received no notice, nor do they or McNeill have knowledge after due investigation, of any condition which may cause the cancellation, reduction or modification of such insurance or the increase in the premiums therefor.

                          2.1.15.  Employee Benefit Plans, Programs or
Arrangements. (a) Except as set forth on Schedule 2.1.15, Companies are not a party to or obligated to contribute to any employee benefit plan or program, guaranteed annual income plan, fund or arrangement, employee association or union, or any incentive, bonus, profit-sharing, deferred compensation, stock option or purchase plan or agreement or arrangement, or any non-competition agreement, or any severance or termination pay plans or policies, any medical, health, hospitalization, disability, life or other insurance plans, or any other employee fringe benefit plans which covers any employee (collectively the "Employee Plans"). True and correct and complete copies of all of the written plans, programs, agreements or arrangements, and true, correct and complete written descriptions of all of the oral plans, programs, agreements or arrangements, required to be described in
Schedule 2.1.15 have heretofore been delivered or otherwise made available to Crossroads.

                 (b) None of Companies, any Employee Plan of Companies or any "party in interest," as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA"), has engaged in a "prohibited transaction," as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code, which could subject any of them or Crossroads or Partnership to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. Companies, and each fiduciary for each of the Employee Plans of Companies, is in material compliance with the terms of such Employee Plans and with the requirements of any and all Laws, including but not limited to ERISA, applicable to each such Plan. Companies have not failed to make any contribution to, or to pay any amount due and owing, as required by applicable Law or by the terms of any such Employee Plan as of the last day of the most recent fiscal year of each of such Plans ended prior to the Closing Date.

                 (c) There is no pending or, to the best of Companies' or McNeill's knowledge after due investigation, threatened legal action, administrative or regulatory proceedings or investigations against Companies or any Employee Plan of Companies with respect to any such Plan, other than routine claims for benefits, which could result in liability to Companies or Crossroads or Partnership and, to the best of Companies' or McNeill's knowledge after due investigation, there is no basis for any such legal action, proceeding or investigation.

                 (d) Except as set forth on Schedule 2.1.15, Companies do not maintain or contribute to, and have not maintained or contributed to, (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA) that covers any employee; (ii) any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA that covers any employee; or (iii) any plan or program that provides post-employment medical, health or life insurance benefits (other than any such benefits required to be provided pursuant to Section 4980B of the Code). During the five (5) year period preceding the Closing Date, the Companies have not terminated any employee benefit plan subject to Title IV of ERISA for which a Notice of Sufficiency has not been issued by the Pension Benefit Guaranty Corporation. No amount is due or owing from the Companies to the Pension Benefit Guaranty Corporation under Title IV of ERISA for any reason, or to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any complete or partial withdrawal therefrom.

                 (e) With respect to each "group health plan" (within the meaning of Section 4980B of the Code) maintained by Companies, Companies are in compliance with, and will satisfy all liabilities and obligations relating to, the continuation coverage requirements of the federal law commonly referred to as "COBRA" or any similar state law. Companies are in compliance with, and will satisfy all liabilities and obligations relating to, the notice and all other requirements arising under WARN.

                 (f) Companies and McNeill have delivered to Crossroads true, correct and complete information regarding the current levels of salaries and/or wages for the employees of the Hotels and the Companies.

                          2.1.16.  Labor Relations.  Except as disclosed on
Schedule 2.1.16, (a) no employee of the Hotels or the Companies is represented by any union or other labor organization and no effort exists to organize any of Companies' employees or the employees of the Hotel; (b) there is no unfair labor practice complaint against the Hotels or the Companies pending or, to the knowledge of either McNeill or the Companies after due investigation, threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, picketing or other labor disputes, slow-down or stoppage actually pending or, to the knowledge of either McNeill or the Companies, threatened against or involving the Hotels or the Companies; (d) there is no grievance pending against the Companies; (e) there is no private agreement or understanding to which the Companies are a party restricting the Hotels or the Companies from relocating, closing or terminating any of its operations or facilities; and

(f) neither the Companies nor the Hotels have, in the past three years, experienced any work stoppage or other labor difficulty or committed any unfair labor practice.

                 2.1.17. Accounts Receivable. All of the accounts receivable included in the Companies' Assets represent actual sales made in the ordinary course of business and to the best knowledge of Companies and McNeill after due investigation, are not subject to any setoffs or counterclaims as to the performances of any obligation or contract arising prior to the Closing Date.

                 2.2. Representations and Warranties of Crossroads. Crossroads hereby represents and warranties to Companies and McNeill as follows:

                 2.2.1. Organizational Matters. (a) Crossroads is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                          (b)  The Partnership is a limited partnership duly
organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                 2.2.2. Authorization and Effect of Agreement. Crossroads has the requisite corporate power and the Partnership has the requisite partnership power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by them. The execution and delivery by Crossroads and Partnership of this Agreement and the consummation by them of the transactions contemplated hereby to be consummated by them have been duly authorized by all necessary action on the part of Crossroads and Partnership. This Agreement has been duly executed and delivered by Crossroads and Partnership and, assuming the due execution and delivery of this Agreement by Companies and McNeill, constitutes a valid and binding obligation of Crossroads and Partnership.

                 2.2.3. No Restrictions. Except as set forth on Schedule 2.2.3, the execution and delivery of this Agreement by Crossroads and Partnership does not, and the performance by Crossroads and Partnership of the transactions contemplated hereby to be performed by them will not violate any law, rule, regulation, judgment, order or decree applicable to them or conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of the Certificate of Incorporation or bylaws of Crossroads or the Certificate of Limited Partnership or partnership agreement of Partnership, or any agreement, contract, lease or other instrument or obligation to which Crossroads or Partnership is a party or by which their assets are bound. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other entity is required to be obtained or made by or with respect to Crossroads or Partnership in connection with the execution and delivery of this Agreement by them or the consummation by them of the transactions contemplated hereby to be consummated by them, except as listed or described on Schedule 2.2.3.

                        III.  COVENANTS PENDING CLOSING

                 3.1. Investigation by Crossroads. (a) Prior to the Closing, upon reasonable notice from Crossroads to Companies given in accordance with this Agreement, Companies will afford to the officers, attorneys, accountants or other authorized representatives of Crossroads access during normal business hours to the facilities and the books and records of the Companies relating to the Companies' Assets or Hotels so as to afford Crossroads full opportunity to make such review, examination and investigation of the Companies' Assets or Hotels as Crossroads may desire to make (including, without limitation, environmental audits of the Hotels.) Crossroads will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, Companies will furnish or cause to be furnished such financial and operating data and other information pertaining to the Companies' Assets or Hotels as Crossroads may request.

                          (b)     Prior to the Closing, Companies and McNeill
will provide Crossroads with access to meet and interview current employees of Companies; provided, however, that Companies and McNeill acknowledge that, neither Partnership nor Crossroads is under any obligation to offer employment to and/or to hire any such employees.

                 3.2. No Announcement/Confidentiality. Upon execution of this Agreement, Companies, McNeill and Crossroads agree to make a press release in a form to be mutually agreed upon by all of the parties. Prior to the Closing Date, no party shall publish or permit any of its Affiliates to publish any other press release or similar public announcement with respect to the transactions contemplated by this Agreement without prior written consent of all of the other parties other than as the person making such disclosure may determine in good faith to be required by law, rule, regulation, judicial or administrative process (in which case the disclosing party shall use reasonable efforts to give notice to all of the other parties prior to making such disclosure and, if reasonably practicable in the circumstances, give such other parties the opportunity to review and comment on the proposed disclosure).

                 3.3. Regulatory Filings. Each of the parties will use its reasonable best efforts to obtain, and to cooperate with the other in obtaining, all authorizations, consents, orders and approvals of Governmental Authorities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement including, without limitation, filings required under the HSR Act and liquor licensing authorities, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby.

                 3.4. Operation of the Hotels. Except as consented to by Crossroads in writing, prior to the Closing, Companies will, in respect of their operation of the Hotels and the Companies' Assets:

                          (a)     Use reasonable best efforts to not take or
permit to be taken or do or suffer to be done anything other than in the ordinary course of operation of the Hotels as presently conducted, and use reasonable best efforts to maintain the goodwill associated with the Hotels;

                          (b)     Continue its existing practices relating to
maintenance of the Hotels and operations under the Companies' Assets;

                          (c)     Except as provided in Section 1.2 of the
Master Agreement with respect to the Hotel Leases, not terminate, amend or modify any Contract included in the Companies' Assets;

                          (d)     Except in the ordinary course of business and
consistent with past practices, not enter into any new service contracts related to the Hotels;

                          (e)     Maintain and keep in full force and effect
its current insurance and shall pay any deductibles related to any claims made under such insurance; and

                          (f)     Not terminate or make material amendments to
any benefit plan or employee practice or policy or increase the general rates of compensation for employees of the Hotels and/or the Companies.

                 3.5. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article IV, prior to the Closing, each of the parties hereto will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

                 3.6. No Solicitation. Prior to the Closing, neither Companies nor McNeill nor their respective employees, officers, agents or representatives, including without limitation, Smith Barney, Inc., shall directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any person relating to any lease, acquisition or purchase of any of the Companies' Assets, or any securities of, or any merger, consolidation or business combination with, Companies, or (b) with respect to any effort or attempt by any other person to do or seek any of the foregoing
(i) participate in any discussions or negotiations, (ii) furnish to any other person any confidential information with respect to the Companies' Assets, or
(iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

                                IV.  THE CLOSING

                 4.1. Conditions Precedent to Obligations of Crossroads and Companies. The obligations of each of Crossroads, the Partnership, the Companies and McNeill under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of the conditions that (a) each governmental approval, liquor license, and other approvals, consents or waivers identified on Schedule 2.1.3 or
Schedule 2.2.3 as being a condition of the Closing shall have been obtained, including, without limitation, approval under the HSR Act, the consent of the other parties to the Companies' Assets and the transfer of all Permits (or in the case of liquor licenses, consummation of an arrangement deemed acceptable by

Crossroads in its sole discretion under the applicable liquor laws allowing the continuation of liquor service pending approval of the license transfer application), (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any domestic jurisdiction, the effect of which prohibits the Closing, (c) execution of a Master Agreement by and among the Partnership, Interstate Hotels Corporation, ENNS and Equity Inns Partnership, L.P., in form and substance satisfactory to the parties thereto ("Master Agreement") and all conditions to closing under the Master Agreement shall have been satisfied other than the obligations hereunder, (d) the approval of ENNS' line of credit lender shall have been obtained, (e) the approval of the franchisors of the Hotels shall have been obtained, (f) the approval of Credit Lyonnais shall have been obtained, and (g) the consent of Merrill Lynch & Co. shall have been obtained. Any of the foregoing conditions may be waived, (x) insofar as it is a condition to the obligations of Crossroads or the Partnership, by Crossroads at its option and (y) insofar as it is a condition to the obligations of Companies and McNeill, by Companies at their option.

                 4.2. Additional Conditions Precedent to Obligations of Crossroads and the Partnership. The obligations of Crossroads and the Partnership under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Crossroads:

                 4.2.1. No Material Misrepresentation or Breach. There shall have been no material breach by Companies or McNeill in the performance of any of the covenants herein to be performed by them in whole or in part prior to the Closing, and the representations and warranties of Companies and McNeill contained in this Agreement shall be true and correct in all respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all respects as of the specified date, and Companies and McNeill shall have delivered to Crossroads a certificate certifying each of the foregoing, dated the Closing Date and signed by McNeill and by the president and chief financial officer on behalf of each of the Companies; and

                 4.2.2. Transfer Documents. There shall have been delivered to Crossroads and the Partnership by Companies and McNeill the following documents as executed by Companies and the other parties thereto:

     (a) Assignment and Assumption Agreement and Bill of Sale for the Companies' Assets;

     (b) Incumbency and Specimen Signature Certificate of Companies;

                          (c)     Resolutions of the Board of Directors [and
Shareholders] of Companies authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by them, all as certified by the Secretary of Companies;

                          (d)     Certificates of the Secretary of State of the
State of Tennessee to the effect that Companies are validly existing and in good standing and dated as of a date not more than ten (10) days prior to Closing;

                           (e)     True and correct copies of the
organizational documents of Companies certified by the Secretary of Companies;

                          (f)     The opinion of Bogatin Law Firm, counsel for
Companies and McNeill, to cover the matters set forth in Exhibit B, attached hereto;

                          (g)     Partnership Agreement;

                          (h)     Exchange Agreement;

                          (i)     Evidence that all consents necessary to
consummate the transactions contemplated by this Agreement have been obtained;
and

                         (j)     Estoppel certificates and nondisturbance
agreements from the parties listed on Schedule 4.2.2(j).

                 4.2.3. Due Diligence. Crossroads and its representatives shall be satisfied in their sole and absolute discretion with the results of all aspects of the due diligence review of the Companies' Assets and the Hotels.

                 4.2.4. Amendments to Leases. All of the Hotel Leases included within the Companies' Assets shall be amended and restated by all of the parties thereto (simultaneously with the Closing) to be in substantially the form of Exhibit A to the Master Agreement.

                 4.2.5. Additional Matters. (a) All of the Hotels shall have linen, china, glass and silver as of the Closing Date at the levels required by the applicable franchisor.

                          (b)     All of the utility security deposits (or
bonds in lieu thereof) existing as of the Closing Date for the Hotels shall have been assigned to the Partnership.

                          (c)     Crossroads and the Partnership shall have
received consents and estoppel certificates from Promus Hotels Corp. and all third party owners regarding any and all agreements between Promus Hotels Corp. and the Companies and between the

Companies and other third parties, in form and substance reasonably acceptable to Crossroads.

                          (d)  The Partnership and Crossroads shall have
received consents and estoppel certificates from all of the franchisors under the Franchise Agreements and from the third parties to the management agreements included in the Companies' Assets, in form and substance reasonably acceptable to Crossroads.

                          (e)     Partnership shall have obtained from a title
company reasonably satisfactory to Partnership (the "Title Company") a standard ALTA Owner's Policy of Title Insurance (or an irrevocable commitment therefor), in the amount of $46,500,000, (i) without any of the standard exceptions; (ii) without the standard exclusion relating to creditors' rights; and (iii) subject only to such exceptions which are approved by Crossroads, insuring that Partnership is the owner of the leasehold of the Hotels (the "Title Policy"). Notwithstanding the foregoing, the Title Policy may contain the standard exception relating to coal and mining rights, but only if the Title Company insures against future surface operations.

                          (f)     Originals and all copies of the books,
records and other items related to or comprising the Companies' Assets shall have been delivered to the Partnership.

                 4.3. Additional Conditions Precedent to Obligations of Companies and McNeill. The obligations of Companies and McNeill under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Companies:

                 4.3.1. No Material Misrepresentation or Breach. There shall have been no material breach by Crossroads or the Partnership in the performance of any of the covenants herein to be performed by them in whole or in part prior to the Closing, and the representations and warranties of Crossroads contained or referred to in this Agreement shall be true and correct in all respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all respects as of the specified date, and Crossroads shall have delivered to Companies a certificate certifying each of the foregoing, dated the Closing Date and signed by its president and chief financial officer on its behalf;

                 4.3.2. Closing Documents. There shall have been delivered to Companies by Crossroads and the Partnership the following documents as executed by Crossroads and the Partnership as applicable:

                          (a)     Assignment and Assumption Agreement for the
Companies' Assets pursuant to which the Partnership will assume the Assumed Liabilities;

                          (b)     Incumbency and Specimen Signature Certificate
of Crossroads;

                          (c)     Certificates of the Secretary of State of the
State of Delaware to the effect that Crossroads and the Partnership are validly existing and in good standing and dated as of a date not more than ten (10) days prior to Closing;

                          (d)     The opinion of Jones, Day, Reavis & Pogue,
counsel for Crossroads and the Partnership, to cover the matters set forth in Exhibit C attached hereto;

                          (e)     Partnership Agreement; and

                          (f)     Exchange Agreement.

                 4.3.3. Crossroads Contribution. Crossroads shall have delivered to the Partnership certificates representing the Crossroads Contribution duly endorsed or with duly executed stock powers.

                 4.4. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                          (a)     By the mutual written consent of Crossroads,
the Partnership, Companies and McNeill;

                          (b)     By either Crossroads and the Partnership or
the Companies and McNeill if the Closing shall not have occurred on or before December 1, 1996 provided the party (or any of its Affiliates) so terminating this Agreement is not in default of its obligations hereunder; or

                          (c)     By either Crossroads and the Partnership or
the Companies and McNeill if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

In the event of termination of this Agreement under this Section 4.4, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a material breach of any covenant contained in this Agreement.

                        V.  SURVIVAL AND INDEMNIFICATION

                 5.1. Survival; Definitions. (a) Each of the representations and warranties contained in Article II, will survive the Closing and remain in full force and effect for the term of any or all of the Contracts, as amended and restated as contemplated by this Agreement. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided within such specified period of survival may not be pursued. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

                 (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants contained herein will survive the Closing and remain in effect indefinitely.

                 (c) In addition to any and all other remedies of the Partnership and Crossroads, the Partnership may offset, set-off or deduct any Indemnifiable Losses it may have against any and all amounts of stock to be transferred, delivered or assigned to the Companies under or pursuant to the Exchange Agreement.

                 5.2. Indemnification. (a) Subject to Section 5.1, Companies and McNeill will indemnify, defend and hold harmless Crossroads, the Partnership and their Affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                 (i) Any breach by Companies or McNeill of any of the representations or warranties of Companies or McNeill contained in this Agreement;

                 (ii) Any breach by Companies or McNeill of any covenant of Companies or McNeill contained in this Agreement;

                 (iii) Any Third Party Claim related to or arising out of any matter described in Section 5.2(a)(i) or (ii) hereof or any Excluded Liability;

                 (iv) Any and all Environmental Liabilities related to, arising out of or resulting from the Hotels or the operations thereof, any franchise agreement, any building code or life/safety code violations, or any requirement or award relating to course of employment, working conditions, wages and/or compensation or benefits of employees or former employees at the Hotels; and/or

                 (v)  Any and all violations of the ADA or WARN.

                 (b) Subject to Sections 5.1, Crossroads and the Partnership will indemnify, defend and hold harmless Companies and McNeill and their respective Affiliates, directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any of the following:

                 (i) Any breach by Crossroads and the Partnership of any of their representations or warranties contained in this Agreement;

                 (ii) Any breach by Crossroads and the Partnership of any covenant of Crossroads and the Partnership contained in this Agreement; and/or

                 (iii) Any Third Party Claim related to or arising out of any matter described in Section 5.2(b)(i) or (ii).

                 5.3. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

                 (b) If, within 10 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.3(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such 10 calendar day period.

                 (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 15 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 15 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article V.

                 (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.2(a) or 5.2(b) will not affect the rights or obligations of any party hereunder except and only to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.


                         VI.  MISCELLANEOUS PROVISIONS

                 6.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                 (a)      If to Crossroads and the Partnership, to:

                 Interstate Hotels Corporation
                 Foster Plaza Ten, 680 Andersen Drive
                 Pittsburgh, PA  15220-8126
                 Facsimile No.:   412-937-3265
                 Attention:  Kevin P. Kilkeary

                 With a copy to:

                 Interstate Hotels Corporation
                 Foster Plaza Ten, 680 Andersen Drive
                 Pittsburgh, Pennsylvania  15220-8126
                 Facsimile No.:   (412)937-3116
                 Attention: Marvin I. Droz, Esquire, Vice President
                                   and General Counsel

                 (b)      If to Companies or McNeill, to:

                 4735 Spottswood #102
                 Memphis, TN  38117
                 Facsimile No.:    901-761-3945
                 Attention:  Mr. Phillip H. McNeill, Sr.

                 With a copy to:

                 Bogatin Law Firm
                 860 Ridge Lake Blvd., Suite 360
                 Memphis, TN  38120
                 Facsimile No.:  901-767-1234
                 Attention:  G. Patrick Arnoult, Esq.


or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

                 6.2. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party.

                 6.3. Waiver. Crossroads and the Partnership on the one hand, and McNeill and Companies on the other hand, by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of such other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

                 6.4. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Master Agreement (including the Schedules and Exhibits thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by any party (or by any director, officer or representative thereof) including that certain letter agreement dated September 18, 1996 relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) and the Master Agreement (including the Schedules and Exhibits thereto) constitute the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein and therein.

                 6.5. Amendments, Supplement. This Agreement may be amended or supplemented at any time by additional written agreements signed by all of the parties hereto.

                 6.6. Rights of the Parties. Except as provided in Article V, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

                 6.7. Further Assurances. From time to time, as and when requested by any party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

                 6.8. Transfers. Crossroads, McNeill and Companies will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly contribution of the Companies' Assets with a minimum of disruption to the operations and employees of the Hotels.

                 6.9. Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof. Any action arising out of this Agreement may be brought in the state or federal courts of Pennsylvania. The parties hereby irrevocably submit to the exclusive jurisdiction of the appropriate state or federal court in Pennsylvania for the purpose of any suit, action, proceeding or judgement relating to or arising out of this Agreement. Each of Crossroads, the Partnership, McNeill and Companies further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Crossroads, the Partnership, McNeill and Companies irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the Commonwealth of Pennsylvania, or (b) the United States District Court for the Western District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In addition, the parties hereby unconditionally waive trial by jury in any action or proceeding arising out of this Agreement or the transactions contemplated hereby.

                 6.10. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                 6.11. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                 6.12. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive and (v) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

                          (b)     No provision of this Agreement will be
interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                 6.13. Survival. To the extent that any obligations of Crossroads, the Partnership, Companies or McNeill under this Agreement requires action or involves liability or obligation after the Closing, such obligation shall survive the Closing.

                 6.14. Joint and Several. The obligations of McNeill and the Companies hereunder shall be joint and several in all respects.

                 6.15. Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                 6.16. Time of the Essence. Time is of the essence with respect to each provision of this Agreement.

                 6.17. Risk of Loss/Insurance/Condemnation. (a) Risk of loss of the Companies' Assets will remain upon Companies until Closing. Companies shall maintain in effect until the date of Closing insurance policies with respect to the Companies' Assets in an amount and type consistent with Companies' past practice. Companies shall notify Crossroads in writing promptly (and in no event later than five (5) days after the occurrence) of any casualty to the Companies' Assets, or any portion thereof. Crossroads will then, at Crossroads' sole option and discretion, either: (i) terminate this Agreement by giving notice to Companies within thirty (30) days after Companies' notifying Crossroads in writing of such casualty; or (ii) proceed with this Agreement, in which case any and all insurance proceeds not previously applied shall be assigned to the Partnership and any uninsured damage or deductible shall be paid by the Companies to the Partnership at Closing and the Companies shall fully enforce their rights under the Leases with respect to such casualty which rights will be assigned to Partnership at Closing; or (iii) proceed with this Agreement, but exclude from the

Companies' Assets the Hotel or Hotels which suffered the casualty and reduce the value associated with the Companies' Assets by the mutually agreed upon allocated value of such excluded Hotel or Hotels.

                 (b) In the event that, during the period between the date hereof and the Closing, any part of the Hotels is taken in condemnation proceedings or by exercise of any right of eminent domain or by agreement, Crossroads and Partnership shall have the right, at their option, either (i) to terminate this Agreement by notice to Companies without any further obligation or liability to Companies hereunder; or (ii) to proceed with the transactions set forth herein with respect to those Hotels (or portions thereof) remaining following such taking and the Companies shall fully enforce their rights under the Leases with respect to such condemnation which rights will be assigned to Partnership at Closing; or (iii) proceed with this Agreement, but exclude from the Companies' Assets the Hotel or Hotels which were condemned and reduce the value associated with the Companies' Assets by the mutually agreed upon allocated value of such excluded Hotel or Hotels. If Crossroads and Partnership shall proceed with the transactions in accordance with this Section 6.17(b) following such taking, any and all condemnation awards shall be assigned to Partnership.

                               VII.  DEFINITIONS

                 Unless otherwise expressly defined herein, the following terms shall have the following meanings:

                 "Accounts Payable" shall mean the trade accounts payable of the Companies related to the operations of the Hotels which existed as of the Cutoff Time and which were incurred in the ordinary course of business and in arm's length commercial transactions.

                 "Affiliate" shall have the meaning given to such term in Rule 1-02 of Regulation S-X under the Securities Act of 1933.

                 "Assumed Liabilities" shall mean only the liabilities and obligations of the Companies arising after the Closing Date under the Contracts (other than liabilities or obligations to the extent related to or attributable to any act, omission or failure by Companies or the prior lessee or manager to comply with the terms thereof) and the liability to satisfy the Accounts Payable.

                 "Booking" shall mean a contract or reservation for the use of guest rooms, banquet facilities or meeting rooms in a Hotel.

                 "Contamination" shall mean the intentional or unintentional emission, discharge, release or threatened emission, discharge or release of any Hazardous Substance to, on, onto or into the environment in any concentration that now or in the future could pose a hazard or threat to human health or the environment, and the past, current and future effects of such intentional or unintentional emission, discharge, release or threatened emission, discharge or release of Hazardous Substances to, on, onto or into the environment.

                 "Contracts" shall have the meaning ascribed to such term in
Section 1.3(b).

                 "Cutoff Time" shall mean 12:01 a.m. on the Closing Date.

                 "Environmental Laws" shall mean all Laws (including, without limitation, Permits, directives, guidelines, standards or the equivalent issued by any Governmental Authority and relating to or addressing Contamination, protection of the environment and/or occupation or human health and safety.

                 "Environmental Liability" shall mean any and all liabilities, losses, claims, penalties, damages, expenses or costs (including, without limitation, reasonable attorneys, consultants and engineers fees and expenses) arising from or relating to compliance with any Environmental Law or arising under any theory of Law or in equity relating to or arising from any Contamination or the use, treatment, storage, disposal, transport, generation or handling of any Hazardous Substances.

                 "Franchise Agreements" shall mean those certain franchise agreements designated as such on Schedule 1.3(b) hereof.

                 "GAAP" Shall mean United States generally accepted accounting principles.

                 "Governmental Authority" shall mean any nation, or any political subdivision thereof, or any agency, court or body of any such government exercising executive, legislative, judicial, regulatory or administrative functions

                 "Guest Ledger Receivables" shall mean amounts, including, without limitation, room charges, accrued to the accounts of guests occupying rooms in the Hotels as of the Cutoff Time.

                 "Hazardous Substances" shall mean any substance or material that, whether by its nature or use, could be considered toxic or hazardous or the exposure to which could pose a hazard or threat to human health or the environment, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product or friable asbestos or asbestos containing materials or PCBs.

                 "Hotel Leases" shall have the meaning ascribed hereto in
Section 1.3(b).

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

                 "Indemnifiable Losses" shall mean any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Authority), losses (including, direct, indirect, consequential or actual), liabilities, damages, costs and expenses, including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys', accountants', expert witness' or consultants' fees and expenses in connection therewith.

                 "Indemnifying Party" shall mean any person or entity required to provide indemnification under this Agreement.

                 "Indemnitee" shall mean any person or entity entitled to indemnification under this Agreement.

                 "Indemnity Payment" shall mean any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

                 "Laws" shall mean any law, decree, rule, order, regulation or other governmental requirement of any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over it or its assets or business or operations.

                 "Liens" shall mean any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title.

 "Master Agreement" shall have the meaning ascribed to such term in Section 4.1.

                 "Permits" shall mean any and all Licenses, franchises, approvals, permits and other governmental authorizations.

                 "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act of 1933.

                 "Third Party Claim" shall mean any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

                 IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.



                                         CROSSROADS/MEMPHIS COMPANY, L.L.C.


                                         By: /s/ Kevin P. Kilkeary
                                            ---------------------------------
                                         Title: President


                                         CROSSROADS/MEMPHIS PARTNERSHIP, L.P.


                                         By: CROSSROADS/MEMPHIS COMPANY,
                                             L.L.C., its general partner


                                         By: /s/ Kevin P. Kilkeary
                                            ---------------------------------
                                         Title: President



                                         TRUST LEASING, INC.


                                         By: /s/ Phillip McNeill, Jr.
                                            ---------------------------------
                                         Title:
                                               ------------------------------


                                         TRUST MANAGEMENT INC.

                                         By: /s/ David Levine
                                            ---------------------------------
                                         Title: President


                                         /s/ Phillip McNeill
                                         ------------------------------------
                                         Phillip H. McNeill, Sr.